Exhibit 99.1

Supreme Industries Enters into Agreement
 to be Acquired for $21.00 per Share

Goshen, Ind.—August 8, 2017—Supreme Industries, Inc. (NYSE MKT: STS), a leading manufacturer of specialized commercial vehicles including truck bodies and specialty vehicles, today announced it has entered into a definitive agreement for the Company to be acquired by Wabash National Corporation, a diversified industrial manufacturer and North America’s leading producer of semi-trailer and liquid transportation systems, in a transaction valued at approximately $364 million.

The offer has been unanimously approved by Supreme Industries’ Board of Directors and the directors have indicated that they intend to accept the offer with respect to their own shareholdings.

Under the terms of the agreement, Supreme stockholders would receive $21.00 per share in cash, representing a premium of approximately 36% over Supreme’s closing Class A share price on August 8, 2017 and approximately 33% over the past 30 trading days.  An affiliate of Wabash will commence a tender offer to purchase for cash all of the outstanding shares of the Company’s Common Stock for a total consideration of approximately $364 million. Certain officers, directors and other stockholders have agreed to tender their shares in the tender offer in an aggregate amount equal to approximately 20% of the outstanding shares as of this date and not withdraw such shares once tendered, subject to certain specified conditions. Following the completion of the tender offer, Wabash will cause the merger to be completed in which any remaining shares of the Company will be converted into the right to receive the same price per share paid in the tender offer.  The transaction is subject to satisfaction of customary closing conditions and regulatory approvals, including expiration or termination of the applicable waiting period under the HSR Act.

Supreme Industries’ Chairman, Herbert M. Gardner, commented, “Supreme’s Board of Directors negotiated and entered into this definitive agreement with Wabash National Corporation after considering a number of alternatives for maximizing stockholder value. The board of directors of Supreme, having determined that the offer and the merger are advisable, fair to, and in the best interests of Supreme and its stockholders, approved the agreement and plan of merger and the other transactions contemplated, including the tender offer, and recommended that Supreme’s stockholders accept the offer and tender their shares in the offer when it is made.”

Supreme Industries, Inc.
2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

“This is a great opportunity for both companies to combine our strengths to provide an enhanced customer experience within the growing final mile delivery space,” said Dick Giromini, Wabash National’s chief executive officer. “With Supreme, not only can Wabash National accelerate organic growth with our innovative DuraPlate®, honeycomb panel and molded structural composite (MSC) truck bodies, we can also provide a broader conventional product offering to our existing customer base.”

Supreme Industries’ Chief Executive Officer Mark Weber added, “This is an exciting day for Supreme. Combining with Wabash will enhance our ability to innovate more quickly and create more value for customers. We found a cultural fit with Wabash National. Because of their commitment to safety, innovation and customer relationships, I’m confident joining the Wabash National family will benefit our employees, customers and distributors.”

In connection with the transaction, Baird served as the financial advisor to Supreme.  Haynes and Boone, LLP served as Supreme’s legal counsel.

About Supreme Industries

Supreme is a leading manufacturer of specialized commercial vehicles including truck bodies and specialty vehicles and has operations nationwide at seven manufacturing and component locations.  Customers include national rental fleets, national and regional leasing companies, truck dealers and fleet operators.  Additional information on Supreme is available via the internet at www.supremecorp.com.

About Wabash National Corporation

Wabash is a diversified industrial manufacturer and North America’s leading producer of semi-trailers and liquid transportation systems. Wabash designs, manufactures and markets a diverse range of products, including dry freight and refrigerated trailers, platform trailers, bulk tank trailers, dry and refrigerated truck bodies, truck-mounted tanks, intermodal equipment, aircraft refueling equipment, structural composite panels and products, trailer aerodynamic solutions, and specialty food grade and pharmaceutical equipment.  Additional information on Wabash is available via the internet at www.wabashnational.com.

Additional Information

The tender offer for the outstanding common stock of Supreme referred to in this press release has not yet commenced. This press release and the description herein is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Supreme common stock will be made pursuant to an offer to purchase and related materials that Redhawk Acquisition Corporation, a wholly owned subsidiary of Wabash National Corporation, intends to file with the U.S. Securities and Exchange Commission. At the time the planned tender offer is commenced, Redhawk Acquisition Corporation is required to file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission, and thereafter Supreme is required to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS), AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. These materials will be made available to all stockholders of Supreme at no expense to them. In addition, all of these materials (and other materials filed by Supreme with the U.S. Securities and Exchange Commission) will be available at no charge from the U.S. Securities and Exchange Commission through its web site at http://www.sec.gov. Investors and security holders may also obtain free copies of these documents that are filed with the U.S. Securities and Exchange Commission from Supreme at www.supremecorp.com.

FORWARD LOOKING STATEMENTS

Certain statements in this release may be forward looking in nature or constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed acquisition of Supreme, the expected timetable for completing the acquisition and the benefits of the acquisition. Forward-looking statements include all statements that are not historical facts and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Any such statements speak only as of the date the statements were made and are not guarantees of future performance. The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results and developments to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, among other things, Supreme’s and Wabash’s ability to satisfy the merger agreement conditions and consummate the transaction on a timely basis.

You should not unduly rely on forward-looking statements because actual results could differ materially from those expressed in any forward-looking statements. In addition, any forward-looking statement applies only as of the date on which it is made. We do not plan to, and undertake no obligation to, update any forward-looking statements to reflect events or circumstances that occur after the date on which such statements are made or to reflect the occurrence of unanticipated events.

News releases and other information on Supreme Industries are available online at: www.supremecorp.com or http://investor.supremecorp.com/IR_Contact?BzID=1482

Contact:

Matthew J. Dennis, CFA

Supreme Investor Relations

574-228-4130

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